Exhibit 99.1

Sycamore Partners Completes Acquisition of Walgreens Boots Alliance

New York – Aug. 28, 2025—Sycamore Partners (“Sycamore”) announced today that it has completed its acquisition of Walgreens Boots Alliance, Inc. (the “Company” or “WBA”).

Sycamore is acquiring the business in partnership with Stefano Pessina and his family, who have reinvested 100% of their interests in WBA, demonstrating their ongoing support and confidence in the Company’s future.

Stefan Kaluzny, Managing Director of Sycamore, said, “Walgreens Boots Alliance, Inc., its companies, and its dedicated team members play an essential role in the communities they serve around the world. We look forward to partnering with the management teams at each company, including Walgreens, The Boots Group, Shields Health Solutions, CareCentrix and VillageMD. As standalone companies under private ownership, they will build on their proud legacies to enhance the customer experience and deepen the trusted relationships they have earned with millions of customers around the world.”

Stefano Pessina said, “This milestone begins a new chapter for Walgreens, The Boots Group and the other portfolio businesses. Our family has proudly supported these companies for decades, and we are pleased to continue that commitment alongside Sycamore. Together, we are united in our belief in the future of these organizations and the essential role they play in millions of lives each day.”

Following the closing of the transaction, Walgreens, The Boots Group, Shields Health Solutions, CareCentrix and VillageMD will operate as separate standalone companies.

With the completion of the acquisition, WBA’s common stock has ceased trading and will no longer be listed on the Nasdaq. In addition to their cash consideration of $11.45 per WBA share, WBA shareholders will receive one non-transferable right to receive up to an additional $3.00 in cash per WBA share from the net proceeds of the future monetization of WBA’s debt and equity interests in VillageMD, which includes the Village Medical, Summit Health and CityMD businesses.

Advisors

UBS Investment Bank is acting as lead financial advisor, Goldman Sachs and J.P. Morgan are acting as co-lead financial advisors, Citi and Wells Fargo are acting as financial advisors, Davis Polk & Wardwell LLP is acting as legal counsel and Bass Berry & Sims PLC is acting as healthcare regulatory counsel to Sycamore.

Centerview Partners is acting as financial advisor, Kirkland & Ellis LLP is acting as legal advisor and Ropes & Gray LLP is acting as healthcare regulatory counsel to WBA. Morgan Stanley & Co. LLC was also a financial advisor, and provided a fairness opinion to the WBA Board of Directors.

Debevoise & Plimpton LLP is acting as legal advisor to Stefano Pessina.

WBA Contact

Jonathon Hosea

224-507-9379

media@walgreens.com

Sycamore Contacts

Michael Freitag, Zach Genirs, Abigail South

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

media@sycamorepartners.com